Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM —

ANNUAL REPORT AND FORM 10-K INCORPORATED BY REFERENCE IN REGISTRATION STATEMENT

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-126233 on Form S-1 (initially filed on Form SB-2), of Circuit Research Labs, Inc., of our report dated April 13, 2007, relating to our audit of the December 31, 2006 consolidated financial statements (which report expressed an unqualified opinion and included an explanatory paragraph relating to the ability of Circuit Research Labs, Inc. to continue as a going concern), appearing in the Prospectus which is a part of such Registration Statement, and to the reference to our firm under the captions “Consolidated Financial Statements” and “Experts” in such Prospectus.

MCGLADREY & PULLEN, LLP

Chicago, IL

May 30, 2008